Exhibit 99.1

News Release

Worldwide Communications:
Media Relations Office:  847.700-5538
Evenings/Weekends: 847.700-4088

UAL CORPORATION ANNOUNCES PRELIMINARY
SECOND QUARTER RESULTS AND DATE
OF SECOND QUARTER EARNINGS RELEASE AND WEBCAST

First profitable second quarter since 2000

CHICAGO, July 24, 2006 — UAL Corporation (NASDAQ: UAUA), the holding company whose primary subsidiary is United Airlines, announced today that preliminary results(1) for the second quarter ended June 30, 2006 indicate that basic earnings per share are expected to be approximately $1.01 and diluted earnings per share $0.93.

The company will release its final second quarter financial results on Monday, July 31, 2006, and hold its financial conference call that day at 11:00 a.m. EDT.  A live, listen-only mode webcast will be available on the Investor Relations section of www.united.com. (http://united.com/ir).  The webcast will be available on the website until the end of the third quarter and available for those without internet access as a telephone replay for one week.

The preliminary results are being announced today in order to provide investors with guidance on the company’s second quarter performance ahead of the expected issuance by UAL to trusts for the benefit of employees of $726 million of convertible notes pursuant to the

(1)          These results are preliminary and may differ from final second quarter results to be issued separately

World Headquarters   1200 East Algonquin Road   Elk Grove Township, Illinois   60007   Mailing Address: Box 66100, Chicago, Illinois 60666

company’s plan of reorganization.  As previously disclosed, the plan of reorganization requires the issuance of the employee convertible notes prior to August 1, 2006, which is the six-month anniversary of the effective date of the plan.  The company does not currently anticipate providing guidance on interim period performance in future quarters.

“We expect to report results that exceed current second quarter consensus expectations because of the continuing benefits of our restructuring, strong revenue growth, and our cost control efforts,” said Glenn F. Tilton, United’s president, CEO and chairman. “We will report a profit and continued strong cash generation.  We are making good progress in strengthening our core business; our focus continues to be on driving down costs, as we enhance revenues to improve our margin.”

The company expects to report operating revenues of $5.1 billion, an increase of 16 percent compared with the previous year’s second quarter of $4.4 billion.  Earnings from operations are expected to total $260 million, $212 million higher than the previous year’s quarter of $48 million.  Operating margin is expected to improve to 5.1 percent from 1.1 percent in the comparable 2005 quarter. The company has an effective tax rate of zero for the quarter, making UAL’s pretax results the same as its net results.  Net income is expected to be $119 million, $145 million higher than the net loss excluding reorganization and special items of $26 million reported in the 2005 second quarter. Excluding a $22 million one-time severance expense primarily related to the company’s previously announced reduction of salaried and administrative staff, net income would be $141 million.

Cash and short-term investments at the end of the second quarter are estimated at $5.1 billion, of which $0.9 billion is restricted, representing a total increase of $500 million from the end of the first quarter 2006.

The company expects reported mainline operating revenue per available seat mile (RASM) to be 12.03 cents, a 12% improvement for the second quarter compared with the 2005 comparable period. Mainline passenger revenue per available seat mile (PRASM) is expected to increase to 10.51 cents, an increase of 12%.  In addition, mainline cost per available seat mile (CASM) is anticipated to have increased in the quarter by 9% year-over-year to 11.43 cents.  Excluding fuel, the $22 million one-time severance expense and a special item recorded in the second quarter of 2005 (Note 2), mainline CASM is estimated at 7.64 cents, an increase of 1.5% compared with the second quarter of 2005.  See Note 3 for the calculation of certain items in this paragraph.

The company’s consolidated financial statements for periods prior to exit are not comparable to statements presented for periods after exit. Accordingly, to offer additional information for investors the company has identified certain items consisting only of major non-cash fresh-start reporting and exit-related items (Note 1).  While it is not practicable for the company to present information for all items that are not comparable in the pre- and post-exit periods, the company believes that the items identified are the material non-cash fresh-start reporting and exit-related items and that such information is useful to investors in understanding year-over-year performance.  These fresh-start reporting and exit-related items were discussed in the company’s Form 8-K filed with the Securities and Exchange Commission on May 8, 2006 with respect to the 2006 first quarter results of operations. In addition, the company believes that including the severance expense is useful to investors because it is a non-recurring charge not indicative of the company’s ongoing performance. The items are shown in the following table (Note 1).

Unfavorable / (Favorable) to Earnings

	One-Time Severance Expense	Non-Cash Fresh- Start and Exit- Related Items	Total Adjustments
	(In millions)

Revenue	$—	$26	$26

Severance	$22	$—	$22
Stock-based compensation	$—	$40	$40
Mileage Plus Marketing Expense	$—	$(4)	$(4)
Postretirement welfare costs	$—	$14	$14
Depreciation and amortization	$—	$14	$14
Deferred gain	$—	$18	$18
Total Operating Expense	$22	$82	$104

Non-Operating Expense	$—	$34	$34

Excluding these non-cash expenses, fuel, the $22 million in severance expense and a special item recorded in the second quarter of 2005 (Note 2), mainline CASM for the second quarter would total an estimated 7.41 cents or 1.6% lower than the comparable quarter last year (Note 3). As previously announced, the company is engaged in a multi-year cost reduction program. As a result of improvement initiatives already underway, the company expects to achieve a portion of the planned 2007 savings ahead of schedule in 2006. Including the effects of these initiatives, the company estimates that mainline CASM excluding fuel for 2006 will be as follows:

Percentage Change Year-over-Year

	Q1 Actual	Q2E	Q3E (Note 4)	Q4E (Note 4)	Full Year Estimate (Note 4)
Mainline CASM excluding fuel and special charges (Note 3)	3.3%	2.3%	1.5% to 2.5%	0.0% to 0.9%	1.7% to 2.3%
Mainline CASM excluding fuel, special charges, and severance (Note 3)	3.3%	1.5%	1.5% to 2.5%	0.0% to 0.9%	1.5% to 2.0%
Mainline CASM excluding fuel, special charges, severance, and certain non-cash exit related charges (Note 3)	(0.4)%	(1.6)%	(1.3)% to (0.3)%	(2.4)% to (1.5)%	(1.5)% to (0.9)%

Average costs for jet fuel in the second quarter are estimated at $2.16 per gallon, an increase of 27% compared with $1.71 in last year’s second quarter.  The company has 28% of its fuel consumption hedged for the third quarter of 2006 at an average price of $1.66 per gallon, excluding taxes, using crude oil swaps.

United has issued the following capacity guidance for the third quarter and lowered its full-year 2006 consolidated capacity guidance:

Capacity (ASMs)	Third Quarter	Full Year
Mainline	+2.5 to 3.0 percent	+2.0 to 2.5 percent
Regional Affiliates	+6.0 to 7.0 percent	+9.0 to 10.0 percent
Consolidated	+3.0 to 3.5 percent	+2.5 to 3.0 percent

The total estimated number of shares used to calculate fully diluted earnings per share for the second quarter is 130.0 million.  For more information on diluted share calculations, please see the Form 8-K filed today regarding the anticipated issuance of employee convertible notes.

About United

United Airlines (NASDAQ: UAUA) operates more than 3,700* flights a day on United, United Express and Ted to more than 210 U.S. domestic and international destinations from its hubs in Chicago, Denver, Los Angeles, San Francisco and Washington, D.C. With key flight operations in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United is also a founding member of Star Alliance, which provides connections for our customers to 842 destinations in 152 countries worldwide. United’s 57,000 employees reside in every U.S. state and in many countries around the world. News releases and other information about United can be found at the company’s Web site at united.com.

*Based on the flight schedule between May 1, 2006 and Dec. 31, 2006

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Certain statements included in this press release are forward-looking and thus reflect the Company’s current expectations and beliefs with respect to certain current and future events and financial performance.  Such forward-looking statements are and will be subject to many risks and uncertainties relating to the operations and business environments of the Company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements.  Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the Company’s ability to comply with the terms of its credit facility; the costs and availability of financing; the Company’s ability to execute its business plan; the Company’s ability to attract, motivate and/or retain key employees; the Company’s ability to attract and retain customers; demand for transportation in the markets in which the Company operates; general economic conditions (including interest rates, foreign currency exchange rates, crude oil prices and refining capacity in relevant markets); the effects of  any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the Company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of jet fuel; our ability to cost-effectively hedge against increases in the price of jet fuel; the costs associated with security measures and practices; labor costs; competitive pressures on pricing (particularly from lower-cost competitors) and on demand; capacity decisions of our competitors, U.S. or foreign governmental legislation, regulation and other actions; the ability of the Company to maintain satisfactory labor relations and our ability to avoid any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth from time to time in UAL’s reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the Company that such matters will be realized.  The Company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

###

Notes to Accompanying Preliminary Earnings Release for Second Quarter 2006

[1]

	Increase (Decrease)
	1Q	2Q	3Q	4Q	FY
	Estimate	Estimate	Estimate	Estimate	Estimate
	(In millions)
Revenue Impact:
Mileage Plus revenue	$(20)	$(26)	$1	$(8)	$(53)[a]

Operating Expense Impact:
Stock-based compensation	69	40	27	20	156	[b]
Mileage Plus marketing expense	(3)	(4)	(6)	(6)	(19)[a]
Postretirement welfare cost	9	14	14	14	51	[c]
Depreciation and amortization	12	14	21	19	66	[d]
Deferred gain	12	18	18	18	66	[e]
Total operating expense impact	99	82	74	65	320

Non-Operating Expense Impact:
Non-cash and fresh-start interest expense	25	34	30	27	116	[f]

(a)

In connection with its emergence from Chapter 11 protection effective February 1, 2006, the Company adopted fresh-start reporting.  Accordingly, the Company elected to change its accounting policy from an incremental cost basis to a deferred revenue model to measure the obligation for the Mileage Plus Frequent Flyer program.  Adjustments to the obligation are recorded to operating revenues.  Historically, adjustments were based upon incremental costs and were recorded in both operating revenues and advertising expense.

(b)

In accordance with the plan of reorganization, the Company implemented stock-based compensation plans for certain management employees and non-employee directors. The Company adopted SFAS 123R effective January 1, 2006 and recorded compensation expense for such plans.

(c)

In accordance with fresh-start reporting, the Company revalued its liabilities effective February 1, 2006 to fair value. As a result, all prior period service credits related to postretirement costs were eliminated.

(d)

In accordance with fresh-start reporting, the Company revalued its assets to fair value effective February 1, 2006. As a result, definite lived intangible asset values increased substantially which results in higher associated amortization expense. In addition, the value of the Company's operating property and equipment was significantly reduced which results in lower depreciation expense. The Company has estimated the net impact of changes in asset values at fresh-start on net depreciation and amortization.

(e)	In accordance with fresh-start reporting, the Company revalued its liabilities effective February 1, 2006 to fair value. As a result, all deferred aircraft gains were eliminated.

(f)	As a result of fresh-start reporting, the Company recognizes certain non-cash interest expenses, including the amortization of mark-to-market discounts on all debt and operating and capital leases.

[2]

During the second quarter of 2005, the Company recognized a charge of $18 million for aircraft impairments related to the planned accelerated retirement of certain aircraft currently operated by Air Wisconsin Airlines Corporation.

[3]           Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis.  The Company's consolidated financial statements for the periods prior to exit are not comparable to the statements presented after exit. Accordingly, to offer additional information for investors, the Company has identified certain items consisting only of major non-cash fresh-start reporting and exit-related items.  In addition, the Company believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence.  The Company also believes that adjusting for special items and the severance charge is useful to investors because they are non-recurring charges not indicative of the Company's on-going performance.

	Actual Three Months Ending March 31,			Estimated Three Months Ending June 30,
CASM (in millions)	2006	2005	% Change	2006	2005	% Change

Consolidated operating expenses	$4,636	$4,165	11.3	$4,853	$4,375	10.9
Less: Regional Affiliates	696	645	7.9	715	685	4.4
Mainline operating expenses	$3,940	$3,520	11.9	$4,138	$3,690	12.1
Mainline available seat miles	34,488	34,259		36,191	35,132	3.0
Mainline CASM (in cents)	11.42	10.28	11.1	11.43	10.50	8.9

Mainline operating expense	$3,940	$3,520	11.9	$4,138	$3,690	12.1
Less: fuel expense	1,067	805	32.5	1,250	955	30.9
Less: cost of sales - UAFC	105	54	94.4	101	73	38.4
Adjusted mainline operating expense	$2,768	$2,661	4.0	$2,787	$2,662	4.7
Adjusted mainline CASM (in cents)	8.03	7.77	3.3	7.70	7.58	1.6

Mainline operating expense excluding fuel and UAFC	$2,768	$2,661	4.0	$2,787	$2,662	4.7
Less: special items	—	—	—	—	18	—
Adjusted mainline operating expense	$2,768	$2,661	4.0	$2,787	$2,644	5.4
Adjusted mainline CASM (in cents)	8.03	7.77	3.3	7.70	7.53	2.3

Mainline operating expense excluding fuel, UAFC and special items	$2,768	$2,661	4.0	$2,787	$2,644	5.4
Less: severance charge	—	—	—	22	—	—
Adjusted mainline operating expense	$2,768	$2,661	4.0	$2,765	$2,644	4.6
Adjusted mainline CASM (in cents)	8.03	7.77	3.3	7.64	7.53	1.5

Mainline operating expense excluding fuel, UAFC, special items and severance charge	$2,768	$2,661	4.0	$2,765	$2,644	4.6
Less: estimated exit-related and fresh-start impacts	99	—	—	82	—	—
Adjusted mainline operating expense	$2,669	$2,661	0.3	$2,683	$2,644	1.5
Adjusted mainline CASM (in cents)	7.74	7.77	(0.4)	7.41	7.53	(1.6)

RASM (in millions)
Consolidated operating revenues				$5,113	$4,423	15.6
Less: Passenger - Regional Affiliates				761	632	20.4
Mainline operating revenues				$4,352	$3,791	14.8

Mainline RASM (in cents)				12.03	10.79	11.5

Adjusted earnings (loss) (In millions)
Net income (loss)				$119	$(1,430)
Adjusted for:
Reorganization items, net				—	(1,386)
Special items				—	(18)
Adjusted earnings (loss)				$119	$(26)

Adjusted for:
Severance charge				(22)	—
Adjusted earnings (loss)				$141	$(26)

[4]

Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis.  The Company's consolidated financial statements for the periods prior to exit are not comparable to the statements presented after exit. Accordingly, to offer additional information for investors, the Company has identified certain items consisting only of major non-cash fresh-start reporting and exit-related items.  In addition, the Company believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence.  The Company also believes that adjusting for special items and the severance charge is useful to investors because they are non-recurring charges not indicative of the Company's on-going performance.

	Three Months Ending					Three Months Ending					Twelve Months Ending
	September 30,					December 31,					December 31,
	2006 Estimate		2005	YOY		2006 Estimate		2005	YOY		2006 Estimate		2005	YOY
Cost per ASM (in cents)	Low	High	Actual	%	Change	Low	High	Actual	%	Change	Low	High	Actual	%	Change

Mainline operating expense	10.98	11.05	10.43	5.3	5.9	11.29	11.36	11.13	1.4	2.1	11.28	11.32	10.59	6.5	6.9
Less: fuel expense & UAFC	3.76	3.76	3.32	13.3	13.3	3.84	3.84	3.68	4.3	4.3	3.69	3.69	3.12	18.3	18.3
Mainline excluding fuel & UAFC	7.22	7.29	7.11	1.5	2.5	7.45	7.52	7.45	0.0	0.9	7.59	7.63	7.47	1.6	2.1
Less: special items	—	—	—	—	—	—	—	—	—	—	—	—	0.01	—	—
Mainline excluding fuel, UAFC and special items	7.22	7.29	7.11	1.5	2.5	7.45	7.52	7.45	0.0	0.9	7.59	7.63	7.46	1.7	2.3
Less: severance charge	—	—	—	—	—	—	—	—	—	—	0.02	0.02	—	—	—
Mainline excluding fuel, UAFC, special items and severance charge	7.22	7.29	7.11	1.5	2.5	7.45	7.52	7.45	0.0	0.9	7.57	7.61	7.46	1.5	2.0
Less: estimated exit-related and fresh-start impacts	0.20	0.20	—	—	—	0.18	0.18	—	—	—	0.22	0.22	—	—	—
Mainline excluding fuel, UAFC, special items, severance and exit-related & fresh-start impacts	7.02	7.09	7.11	-1.3	-0.3	7.27	7.34	7.45	-2.4	-1.5	7.35	7.39	7.46	-1.5	-0.9